Exhibit 4.67

English Translation

Power of Attorney

I,                     , citizen of the People’s Republic of China (the “PRC”) with ID No.                     , is the shareholder of Shenzhen 7Road Technology Co., Ltd. (“7Road Technology”) holding              equity interest in 7Road Technology, hereby irrevocably authorize the person (“Attorney-in-fact”) designated from time to time by written resolution of the Board of Directors of Shenzhen 7Road Network Technologies Co., Ltd. (“7Road Network”) with the following powers and rights during the term of this Power of Attorney:

I hereby appoint the Attorney-in-fact as my exclusive and sole agent to exercise, on my behalf, all shareholder’s rights in accordance with PRC laws and 7Road Technology’s Articles of Association (as amended from time to time), including but not limited to the right to convene the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its agenda, participate in the shareholder’s meeting and exercise the voting right (including matters such as nominate, elect, or appoint the director, general manager, principal financial officer or other senior management personnel, determine distribution of dividend), to sell or transfer any or all of equity interests held by me in 7 Road Technology.

Such authorization and appointment are based upon the precondition that the Attorney-in-fact is still serving in 7Road Network or its affiliates. Once the Attorney-in-fact loses his title or position in 7Road Network or its affiliates or the Board of Directors of 7Road Network terminate such authorization and appointment by written resolution and written notice, the authorization and appointment made by me hereby shall be no longer in force immediately and the other individual nominated by written resolution of the Board of Directors of 7Road Network shall be authorized to exercise the full aforesaid rights on behalf of myself.

The term of this Power of Attorney is equal to the term of the Business Operation Agreement jointly executed by 7Road Technology, 7Road Network and other parties on June 26, 2012. If the term of Business Operation Agreement terminates early or renews, the term of this Power of Attorney will terminate simultaneously or renew to the same term with the Business Operating Agreement. Within the term of this Power of Attorney, this Power of Attorney shall not be revised or terminated without the written consent of 7Road Network.

(Signature)

June 26, 2012